Exhibit 10.4

THIRD AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT

THIS THIRD AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT (this "Amendment"), dated and effective as of September 1, 2009, is made and entered into among CARDTRONICS USA, INC. and CARDTRONICS, INC. (the "Clients") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo").

R E C I T A L S:

A.           Clients and Wells Fargo entered into a Contract Cash Solutions Agreement, dated as of July 20, 2007 (as modified or amended from time to time, the "Agreement").

B.           Wells Fargo and Clients desire to clarify certain provisions thereof with respect to Regulation E Claim, Armored Carrier Shortage Claims Processing, Daily Reports issued by the Clients and the pricing of certain services.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

ARTICLE I

Definitions

Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

ARTICLE II

Amendments

Section 2.1.    Section II 2 G., entitled "Work", of the Agreement is amended by inserting the following thereto:

“Effective September 1, 2009, Wells Fargo will assume responsibility for providing the following services to the Client for Vcoms: Regulation E Claims and Armored Courier Shortage Processing (more fully described in subsections 1 and 2 below).  In addition, Wells Fargo will assume responsibility for providing the same services for ATMs based on a mutually agreed upon conversion schedule.  In addition, the Client will assume responsibility for providing “File 5” report and agree to updated times for “Files 1-4” based on a mutually agreed upon implementation schedule.”

1.    Regulation E Claims

Wells Fargo will have responsibility for working claims related to inbound Regulation E adjustments from the Covered Machines in accordance with the applicable Regulation E debit network operating rules (“Network Operating Rules”).  All ATM network fees associated with claims will be passed through by Wells Fargo for payment by Clients.  The Work under this part will consist of:

a.   Responding to and processing inbound Regulation E claims on behalf of Clients, which activity includes the research, decision-making and, when appropriate, payment of cardholder claims reported to Wells Fargo against Clients’ Covered machines, using Clients supplied electronic journal, host and error log data and other applicable machine balancing information.  Wells Fargo will respond to claims within the periods provided for in the Network Operating Rules for claims response, subject to its receipt of necessary data and response to information requests from Clients, Armored Carriers and Maintenance Providers.

b.   Process payment of inbound Regulation E claims under $59, without research.  Wells Fargo will file shortage claims for claimable Losses with the Armored Carriers postmarked within five business days of servicing and will provide an electronic file to Clients listing differences on a weekly basis.

2.    Armored Carrier Shortage Claims Processing

a.   Armored Carriers will notify Wells Fargo, after validation, of any cash shortages discovered by and/or reported to Wells Fargo in the Covered Machine balancing or armored vault balancing process in an expedited manner.

b.   Wells Fargo will file shortage claims for Claimable Losses with the Armored Carriers postmarked within five business days of servicing.  Claimable Losses are losses for which Clients are entitled to recover under their contracts with Armored Carriers.

c.   Wells Fargo will negotiate an agreement directly with the Armored Carriers for processing shortage claims, assist with research and negotiate claimable Losses directly with the armored Carriers pursuant to the various Armored Carrier agreements, track claim status as unresolved until resolution is reached (but in no event will Wells Fargo be responsible for pursing claims through mediation, arbitration, litigation or other dispute resolution), and provide Clients with necessary information available to it so that a Customer can pursue Claims Losses to resolution.  Wells Fargo will work with the Armored Carrier to locate a washing item or accept payment on behalf of Clients for Claimable Losses.

Section 2.2.    Section III.A.   Commencement.  Section III.A. is amended by deleting the reference to “12:00 a.m.” and inserting in lieu thereof a reference to “3:45 p.m.” and deleting the reference to “3:00 p.m.” and inserting in lieu thereof a reference to “3:45 p.m.”

Section 2.3.    Section III.B of the Agreement (“Daily Reports”) identifies four different reports that are to be issued daily by the Clients to the Bank.  Those reports are referred to as the File 1, File 2, File 3, and File 4 reports and cover and affect the issues set forth in subsections a-d of Section 2 B. 1.  Each of those subsections is hereby amended as follows:

III.B.1 a.   File 1.  Section III.B.1.a. is amended by deleting the reference to “Separate reports for Vcoms and ATMs (each a “File 1 Report”) that provide” and inserting in lieu thereof a reference to “A report for Vcoms and ATMS (“File 1 Report”) that provides”; deleting the reference to “12:00 a.m.” and “3:00 p.m.” and inserting in lieu thereof a reference to “3:45 p.m.”

IIII.B.1.b.             File 2.  Section III.B.1.b. is amended by deleting the reference to “Separate reports (each a “File 2 Report”) that provide” and inserting in lieu thereof a reference to “A report (“File 2 Report”) that provides.”

III.B.1.c.   File 3.  Section III.B.1.c. is amended by deleting the reference to “Separate reports for Covered Machines (each a “File 3 Report”) that provide” and inserting in lieu thereof a reference to “A report for Covered Machines (“File 3 Report”) that provides” and deleting both references to “12:00 a.m.” and inserting in lieu thereof a reference to “3:45 p.m.”

III.B.1.d.   File 4.  Section III.B.1.d. is amended by deleting the reference to “Separate reports (each a “File 4 Report”) for Covered Machines by type that provide” and inserting in lieu thereof a reference to “A report (“File 4 Report”) for Covered Machines by type that provides” and deleting the reference to “12:00 a.m.” and inserting in lieu thereof a reference to “3:45 p.m.”

Section 2.4.    In addition to the above four reports, effective upon the execution hereof, Clients shall provided an additional Daily Report to Bank.  Accordingly, the following is added to the Agreement as Section III.B.1.e:

File 5.  A report for Vcoms and ATMs (“File 5 Report”) that provides the amount of Cash dispensed other than ATM withdrawals from for each such Covered Machines between the Beginning Measurement Time through settlement, which is 3:45 p.m. Central Time of the immediately preceding Business Day (“Daily Dispensed Cash”).

Section 2.5.    With respect to fees Bank charges to Clients for the services set forth on Exhibit B, as such was amended by that Amended and Restated Fee Letter dated July 19, 2009, the parties agree as follows:

a.    As of the date reported in writing to Wells Fargo by Cardtronics that an ATM is converted from Fiserv management to Cardtronics management, the ATM will cease to be invoiced under WF Code 08156 ATM Contract Cash Balance/Location and will be invoiced under WF Code 08151 Contract Cash Balance/Settlement.

b.    The fee for “Expanded Network Currency Deposited” is reduced from $0.00030 to $0.00014 per deposit.

c.    The fee for “Expanded Network Currency Furnished” is reduced from $0.00030 to $0.00014 per occurrence.

ARTICLE III

Representations and Warranties; Acknowledgments

Each of the parties represents and warrants to the others that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite action on its part; and (ii) it is in compliance with the terms and agreement contained in the Agreement applicable to it.

ARTICLE IV

General Provisions

Section 4.1   Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 4.2   Facsimile Signatures.  Delivery by fax of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

Section 4.3   Section Headings.  The section headings in this Amendment are for purposes of reference only and shall not limit or effect any of the terms hereof.

Section 4.4   Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of parties hereto and their respective successors and assigns, subject, however, to the requirements of Section XIV.D. of the Agreement.

Section 4.5   Governing Law.  The Governing Law shall govern this Amendment and the interpretation thereof.

Section 4.6   Entire Agreement; Modification.  This Amendment constitutes the entire agreement between Wells Fargo and Clients relating to the subject matter hereof and may not be changed orally, but only by written instrument signed by both parties.  There are no restrictions, promises, warranties, covenants, or undertakings relating to the subject matter of this Amendment other than those expressly set forth or referred-to herein.  Nothing in this Amendment alters or impairs the Agreement except for the amendments specifically provided herein.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by the duly authorized officers as of the date and year first written above.

CARDTRONICS USA, INC.	WELLS FARGO BANK , NATIONAL ASSOCIATION

By: /s/ Michael H. Clinard	By: /s/ John Kallina
Name: Michael H. Clinard Title: President, Global Services	John Kallina Vice President

CARDTRONICS, INC.

By: /s/ Michael H. Clinard
Name: Michael H. Clinard Title: President, Global Services

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